Exhibit 99.1

Newfield Exploration Names Lee K. Boothby Chairman

FOR IMMEDIATE RELEASE

Houston -- February 8, 2010 – Newfield Exploration Company’s (NYSE: NFX) Board of Directors has named Lee K. Boothby, 48, to the additional role of Chairman of the Board, effective upon his re-election at the Company’s annual stockholders’ meeting on May 7, 2010. Boothby will add the additional responsibilities of Chairman to his current position as President and Chief Executive Officer. Boothby succeeds David A. Trice, current Chairman and past President and CEO, who had previously agreed to serve a one-year term as non-executive Chairman until the Company’s 2010 annual meeting of stockholders.

“Lee has done a great job of leading Newfield over the last year,” said David A. Trice. “His understanding of the business, coupled with his passion for excellence, has helped take Newfield to new heights over the last year. He is successfully using Newfield’s diverse portfolio of assets to allocate capital to growth areas, as well as position the Company for long-term success. I am confident that Lee will continue to build value for our stockholders.”

Boothby was named President on February 5, 2009. He was named Chief Executive Officer and elected to Newfield’s Board of Directors on May 7, 2009.

Boothby joined Newfield in 1999. Prior to his current role as President and CEO, he served as Senior Vice President – Acquisitions and Business Development from October 2007 – February 2009. Prior to this, he served as President of the Company’s Mid-Continent division from February 2002 to October 2007. Boothby’s first assignment with Newfield, 1999 – 2002, was Vice President and General Manager of Newfield’s previous Australian business unit, managed from Perth, Australia.

Prior to joining Newfield, Boothby worked for Cockrell Oil Corporation, British Gas and Tenneco Oil Company. Boothby serves as a board member for ANGA (America’s Natural Gas Alliance) and OERB (Oklahoma Energy Resources Board). He is a member of the Society of Petroleum Engineers and the Independent Petroleum Association of America. He holds a degree in petroleum engineering from Louisiana State University and an M.B.A. from Rice University.

Philip J. Burguieres, 66, was named Newfield’s independent Lead Director, effective May 7, 2010, upon his re-election to the Board of Directors. He has served on Newfield’s Board since 1998 and serves today as Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Management Development Committee. He currently serves as Chairman and Chief Executive Officer of EMC Holdings, LLC, Vice Chairman of Houston Texans, Chairman Emeritus of Weatherford International, Inc. and as a Director of FMC Technologies, Inc. Burguieres has previously served as President and CEO for Weatherford, Panhandle Eastern Corp and Cameron Iron Works during his long career in the oil field service industry.

David A. Trice, 60, was one of Newfield’s 23 founders in 1989. Trice served in numerous leadership roles and was instrumental in building the Company. Trice was elected President of Newfield in May 1999 and succeeded the Company’s Founder, Joe B. Foster, as CEO in early 2000 and as Chairman in 2004.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com